Exhibit 10.2

Amendment No. 1 to the
Invacare Corporation 2013 Equity Compensation Plan

This Amendment No. 1 to the Invacare Corporation 2013 Equity Compensation Plan (this “Amendment”) is hereby adopted and approved by the Board of Directors of Invacare Corporation (the “Board”) as of March 25, 2015, subject to the approval of the shareholders of Invacare Corporation.

WHEREAS, Invacare Corporation (the “Company”) has adopted the 2013 Equity Compensation Plan, approved by its shareholders on May 16, 2013 (the “Plan”), which allows the Company to grant, among other things, awards of restricted stock, restricted stock units and performance shares (“Full-Value Awards”);

WHEREAS, the Plan is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (“Section 162(m)”) to permit the Company to grant “performance-based compensation” that is exempt from the deduction limitations that are otherwise imposed under Section 162(m);

WHEREAS, as part of satisfying the requirements of Section 162(m), the Plan (i) includes a limit on the number of shares underlying Full-Value Awards intended to qualify as “performance-based compensation” under Section 162(m) that may be granted to a “covered employee” in any calendar year (the “Plan Limit”) and (ii) specifies the objective factors that may be used as a basis for determining the amount payable pursuant to an award under the Plan that is intended to be “performance-based compensation” (the “Performance Measures”);

WHEREAS, based on the recommendation of the Compensation and Management Development Committee of the Board (the “Compensation Committee”), the Board has determined that it is desirable to increase the Plan Limit from 50,000 shares to 325,000 shares in order to allow more awards to qualify as “performance-based compensation” under Section 162(m);

WHEREAS, the Board has determined that it is desirable to specify additional objective factors as Performance Measures in order to provide the Compensation Committee with further flexibility in establishing the performance criteria for awards under the Plan intended to qualify as “performance-based compensation” under Section 162(m);

WHEREAS, Article XII of the Plan provides that the Board may amend the Plan, subject to shareholder approval when any proposed amendment is subject to the approval of shareholders under applicable law, rules or regulations; and

WHEREAS, under the Section 162(m) requirements, shareholders must approve any changes to the Plan Limit and the Performance Measures.

NOW, THEREFORE, the Board hereby adopts and approves the following amendments to the Plan, subject to shareholder approval and effective upon the receipt of such shareholder approval:

1.	The third sentence of the first paragraph of Section 2.01(ii) of the Plan is hereby deleted in its entirety and replaced with the following:

“The factors that may be used as Performance Measures are: (A) return on equity; (B) earnings per Share; (C) net income (D) pre-tax income; (E) operating income; (F) revenue; (G) EBIT; (H) EBITDA; (I) cash flow; (J) free cash flow; (K) economic profit; (L) total earnings; (M) earnings growth; (N) return on capital; (O) operating measures (including, but not limited to, operating margin and/or operating costs); (P) return on assets; (Q) return on net assets; (R) return on capital; (S) return on invested capital; (T) increase in the Fair Market Value of the Shares; or (U) total shareholder return.”

2.	Section 4.02(b) of the Plan is hereby deleted in its entirety and replaced with the following:

“(b) no Participant will be granted Awards of Restricted Stock, Restricted Stock Units or Performance Shares that are Qualified Performance Awards for more than 325,000 Shares, in the aggregate, during any calendar year.”

3.	Except as provided herein, no other provision of the Plan shall be amended or modified by this Amendment No. 1 and the Plan shall remain in full force and effect.